EXHIBIT 4.2

Subordinated Loan Agreement
between
metrocorp, inc.
and
metrocorp capital trust i
Dated as of November 1, 2001

i

Exhibit A	B Form of Subordinated Note

ii

     Subordinated Loan Agreement dated as of November 1, 2001 between metrocorp, inc., a Delaware corporation (the “Company”), and MetroCorp Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the “Trust”) and governed by the Amended and Restated Trust Agreement dated as of even date herewith among the Company, as Depositor, Wilmington Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee, and Gary D. Andersen and Julius J. Van Paemel, not in their individual capacities but solely as Administrators of the Trust (the “Trust Agreement”).
     Whereas, the sole purpose for which the Trust was formed is to issue Capital Securities and Common Securities pursuant to the Trust Agreement and to lend the net proceeds thereof to the Company (the Company guaranteeing, among other things in connection therewith, the payment obligations of the Trust with respect to such Capital Securities to the extent set forth in the Guarantee Agreement referred to herein); and
     Whereas, the Trust has on the date hereof issued Common Securities and Capital Securities and the Company has requested the Trust to make a loan to the Company in the aggregate principal amount of $10,309,278, representing the proceeds received by the Trust from the issuance of such securities;
     Now, Therefore, the Trust agrees to lend and the Company agrees to borrow such amount on the terms and conditions set forth herein:
Article I
Definitions
     As used in this Agreement, the terms set forth below shall have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Trust Agreement.
     “Board of Directors” means the managers comprising the Board of Directors of the Company, any body performing similar functions on behalf of the Company, or any duly authorized committee thereof.
     “Capitalized Lease” shall mean any lease with respect to which the lessee is required to recognize concurrently the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
     “Capitalized Lease Obligation” means any rental obligation with respect to a Capitalized Lease or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.
     “Capital Securities” shall mean the Floating Rate Cumulative Capital Securities (Initial Liquidation Preference $1,000 per Capital Security) issued by the Trust, the proceeds of which have provided a portion of the funds for the Loan and for which the interest and principal payments on the Loan will provide the distributions and redemptions thereof.
     “Capital Stock” in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest, unless and until so converted), warrants or options to acquire an equity interest in such Person.
     “Capital Treatment Event” means the receipt by the Company and the Trust of an opinion of counsel, experienced in such matters and reasonably acceptable to the Required Holders, to the effect that, as a result of any change to laws and regulations currently in effect, there exists a material risk that the Company will be unable to treat the Capital Securities as “Tier I Capital” for purposes of the capital adequacy guidelines of the Federal Reserve.
     “Debt” means with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent: (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every Capitalized Lease Obligation of such Person; and (vi) every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, as obligor or otherwise.
     “Default” shall mean any event, act or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.
     “Deferred Amount” shall mean, in relation to the Loan, that portion of the interest which is due for payment and which is not, by reason of deferral pursuant to Section 3.02 hereof, paid on the due date. Interest on the Deferred Amount shall accrue from the scheduled due date until paid in full at the Scheduled Rate and shall accrue as interest on a separate loan rather than being added to the outstanding principal of the Loan.
     “ERISA” shall have the meaning set forth in the Subscription Agreement.
     “Event of Default” is defined in Section 8.01.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.
     “Federal Reserve” means the Board of Governors of the Federal Reserve System or any successor thereto.
     “GAAP” shall mean generally accepted accounting principles in effect in the United States at the time of application thereof, as set forth in the opinions and pronouncements of the Financial

Accounting Standards Board and the American Institute of Certified Public Accountants, consistently applied. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to Section 7.09(b).
     “Governmental Authority” means:
     (a) the government of (i) the United States of America and any State or other political subdivision thereof, or (ii) any jurisdiction in which the Company or any of its Affiliates conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any of its Affiliates, or
     (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
     “Investment Company Act” means the Investment Company Act of 1940, as amended.
     “Investment Company Event” means the receipt by the Company and the Trust of an opinion of counsel, experienced in such matters and reasonably acceptable to the Required Holders, to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any Governmental Authority (a “Change in Investment Company Act Law”), the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act, which Change in Investment Company Act Law becomes effective on or after the date of original issuance of the Capital Securities under the Trust Agreement.
     “Lien” means, with respect to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance (including, without limitation, any banker’s lien or right of offset), or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capitalized Lease, upon or with respect to any Property of such Person (including, in the case of Capital Stock, stockholder agreements, voting trust agreements and all similar arrangements), or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation, and any agreement to provide any such Lien.
     “Loan” is defined in Section 2.01.
     “Material”, when capitalized, shall mean material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement, the Guarantee Agreement, the Expense Agreement, the Subordinated Note, the Subscription Agreement

or the Trust Agreement, (c) the ability of the Trust to perform its obligations under, or to enforce against the Company any of the provisions of, the Expense Agreement, the Subordinated Note, the Subscription Agreement or the Trust Agreement, or (d) the validity or enforceability of this Agreement, the Guarantee Agreement, the Expense Agreement, the Subordinated Note, the Subscription Agreement, the Trust Agreement or the Capital Securities.
     “Multiemployer Plan” shall have the meaning set forth in the Subscription Agreement.
     “Officer’s Certificate” means a certificate signed by the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Company.
     “Past Due Amount” shall mean, in relation to the Loan, that portion of the interest or principal which is due for payment and which is not, by reason of default (but not deferral pursuant to Section 3.02 hereof), paid on the due date. Interest on the Past Due Amount shall accrue from the scheduled due date until paid in full. Interest on the Past Due Amount shall accrue at the Scheduled Rate.
     “Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person.
     “Required Holders” shall mean, at any time, the Holders of at least a majority of the Liquidation Preference of the Capital Securities outstanding at such time, excluding Capital Securities then owned or held by, for the account of or for the benefit or interest of, the Company or any of its Affiliates.
     “Responsible Officer” means the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.
     “Restricted Payment” means (a) the declaration or payment of any dividend on, or the making of any distribution in respect of, any Capital Stock or any Trust Preferred Security of the Company or any of its Subsidiaries, other than dividends or distributions payable solely in Capital Stock of the Company or, in the case of a Subsidiary, dividends or other payments or distributions in respect of its Capital Stock paid to the Company or a Wholly Owned Subsidiary, (b) the purchase, redemption, retirement or other acquisition, whether direct or indirect, of any Capital Stock of the Company or its Subsidiaries, or (c) the purchase, redemption, retirement or other acquisition, whether direct or indirect, of any Trust Preferred Security prior to any regularly scheduled redemption thereof; provided, that “Restricted Payment” shall not include (i) the declaration or payment of any dividend in respect of the Capital Securities; (ii) dividends or distributions in common stock of the Company; (iii) any declaration of a non-cash dividend in connection with the implementation of a stockholder’s right plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto; or (iv) any purchase of common stock of the Company related to rights under any of the Company’s benefit plans for its directors, officers or employees.
     “Scheduled Rate” shall have the meaning set forth in Section 3.01(a).

     “Senior and Subordinated Debt” means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of this Agreement or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Note or to other Debt which is pari passu with, or subordinated to, the Subordinated Note; provided, however, that Senior and Subordinated Debt shall not be deemed to include (i) any Debt of the Company which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (ii) any Debt of the Company to any of its Subsidiaries, (iii) any Debt to any employee, officer or director of the Company or any of its Subsidiaries, (iv) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Subordinated Note as a result of the subordination provisions of this Agreement would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject, (v) the Guarantee Agreement, and (vi) any Trust Preferred Securities.
     “Special Event” means a Tax Event, an Investment Company Event or a Capital Treatment Event.
     “Subordinated Note” is defined in Section 2.01.
     “Subsidiary” means, with respect to any Person, any corporation, association or other business entity in which such Person or one or more of its subsidiaries or such Person and one or more of its subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership, limited liability company, joint venture or similar entity if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its subsidiaries or such Person and one or more of its subsidiaries (unless such partnership, limited liability company, joint venture or similar entity can and does ordinarily take major business actions without the prior approval of such Person or one or more of its subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company. For the avoidance of doubt, the Trust and any other trust issuing Trust Preferred Securities shall be considered Subsidiaries to the extent and for so long as they are considered to be subsidiaries of the Company under GAAP.
     “Suspension Event” is defined in Section 5.02.
     “Tax Event” means the receipt by the Company and the Trust of an opinion of counsel, experienced in such matters and reasonably acceptable to the Required Holders, to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Subordinated Note, there exists a material risk that interest payable by the Company on the Subordinated Note is not, or within 90 days after the date of such opinion of counsel will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.
     “Trust” is defined in the introductory paragraph of this Agreement.
     “Trust Agreement” is defined in the introductory paragraph of this Agreement.
     “Trust Preferred Security” shall mean any trust preferred security (other than the Capital Securities and the Common Securities) that is issued by a statutory business trust and the proceeds of which are loaned by such trust to the Company on a subordinated basis.
     “Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof under ordinary circumstances to vote in the election of members of the board of directors (or Persons performing similar functions) of such Person (irrespective of whether at the time stock of any other class or classes shall have or might have voting power or rights by reason of the happening of any contingency).
     “Wholly Owned Subsidiary” means any Subsidiary of which 100% of the total Voting Stock is at the time owned by the Company, either directly or indirectly through ownership of one or more Wholly Owned Subsidiaries.
Article II
The Loan
Section 2.1. The Loan. Subject to the terms and conditions herein, the Trust agrees to make a subordinated loan to the Company on the date hereof in the principal amount of $10,309,278 (the “Loan”). Subject to the provisions of this Agreement relating to prepayment or acceleration of the maturity of the Loan, the Loan shall mature on November 1, 2031. The Loan shall be evidenced by a subordinated promissory note (together with all Exchange Notes issued pursuant to the Trust Agreement, collectively, the “Subordinated Note”) of the Company to the Trust, substantially in the form of Exhibit A hereto.
Section 2.2. Voluntary Prepayment Due to Occurrence of Special Event. Subject to the Company having received the prior approval of the Federal Reserve if then required under the applicable capital guidelines or policies of the Federal Reserve, if a Special Event has occurred and is continuing, the Company shall have the right upon not less than 30 days nor more than 60 days notice to the Trust to prepay the Loan, in whole but not in part (together with any accrued but unpaid interest, on any Past Due Amounts, if any, and interest at the Scheduled Rate on any Deferred Amounts, if any, on the portion being prepaid), within 90 days following the occurrence of such Special Event (the “90-Day Period”), provided that if at the time there is available to the Company the opportunity to eliminate, within the 90-Day Period, the Special Event by taking some ministerial action (“Ministerial Action”), such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Company, the Trust or the holders of the Capital Securities issued by the Trust, the Company shall pursue such Ministerial Action in lieu of prepayment, and, provided, further, that the Company shall have no right to prepay the Loan while the Trust is pursuing any Ministerial Action pursuant to its obligations under the Trust Agreement.
Section 2.3. Optional Voluntary Prepayment Under Circumstances Other Than Special Events. Subject to the Company having received prior approval of the Federal Reserve if then required under the applicable capital guidelines or policies of the Federal Reserve, the Company shall have the right at any time on or after January 1, 2007 to prepay the Loan, in whole or in part (together with any accrued but unpaid interest on any Past Due Amounts, if any, and interest at the Scheduled Rate on any Deferred Amounts, if any on the portion being prepaid), in an amount not less than $1,000,000 in the case of a partial prepayment and in amounts in integral multiples of $100,000 in excess thereof.
Section 2.4. Other Prepayment Matters. The Company shall give notice in writing to the Trust at such times and within such period prior to the proposed date of prepayment pursuant to Section 2.2 or Section 2.3, as the case may be, as shall permit the Trust to call for an Unscheduled Redemption of Capital Securities in the amount of the proposed prepayment in accordance with the terms of the Trust Agreement. The amount of such prepayment specified in such notice will become due and payable on the date specified in such notice.
Article III
Interest
Section 3.1. Interest on the Loan.
     (a) Scheduled Interest. Except as set forth below, the Loan shall bear interest at rate equal to the prime rate of interest as last reported in the “Money Rate” section of the Wall Street Journal adjusted on the first Business Day of each month, plus seventy-five (75) basis points (the “Scheduled Rate”) from the date it is made until maturity. Such interest shall be payable on each March 31, June 30, September 30 and December 31 commencing December 31, 2001. Interest will be computed on the basis of a 360-day year and twelve 30-day months and, for any interest period that is shorter than a full calendar quarter, will be calculated on the basis of the number of days elapsed in a 360-day year of twelve 30-day months. If any date on which interest is payable on the Loan is not a Business Day, then payment of the interest due on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next calendar year, such payment shall be made on the immediately preceding Business Day.
     (b) Deferral Interest. In the event of a deferral of the payment of interest as provided in Section 3.2, interest shall accrue on the Deferred Amount during the deferral period at the Scheduled Rate.
Section 3.2. Deferral of Interest Payment. Notwithstanding the provisions of Section 3.1(a), so long as no Default or Event of Default has occurred and is continuing, the Company shall have the right, upon notice in writing to the Trust not less than fifteen Business Days prior to the relevant interest payment date, to elect to defer payment of interest (but not to defer any interest payable in connection with the prepayment, in whole or in part, of the Loan) until the next following interest payment date, upon which date the Company shall pay interest accrued on the Loan at the Scheduled

Rate. Interest shall accrue on the Deferred Amount at the Scheduled Rate, until the Deferred Amount due at the end of such deferral period has been paid in full, after which time the Company may again elect to defer payments of interest, subject to the provisions of this Section 3.02. The Company may elect to defer interest on the Loan in accordance with this Section 3.02 for not more than twenty (20) consecutive interest payment dates, but in no event beyond the stated maturity date of the Subordinated Note.
Article IV
Payments
Section 4.1. Method and Date of Payment. Each payment by the Company of principal and interest on the Loan shall be made to the Trust in United States Dollars to the Payment Account (as defined in the Trust Agreement) or such other place or account as may be designated by the Trust.
Section 4.2. Set-Off. Notwithstanding anything to the contrary herein, the Company shall have the right to set-off any payment it is otherwise required to make hereunder (a “relevant payment”) with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a corresponding payment in the same amount under the Guarantee Agreement in respect of such relevant payment.
Article V
Subordination
Section 5.1. Agreement to Subordinate. The Company covenants and agrees, and the Trust and each holder of the Subordinated Note by such holder’s acceptance thereof likewise covenants and agrees, that the Subordinated Note shall be issued subject to the provisions of this Article V, and each holder of the Subordinated Note, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.
     The payment by the Company of the principal of and interest on the Subordinated Note shall, to the extent and in the manner hereinafter set forth, be subordinated and junior in right of payment to the prior payment in full of all Senior and Subordinated Debt, whether outstanding at the date of this Agreement or thereafter incurred.
Section 5.2. Default on Senior and Subordinated Debt. In the event and during the continuation of any default by the Company in the payment of principal, premium or interest due on any Senior and Subordinated Debt of the Company or in the event that the maturity of any Senior and Subordinated Debt of the Company has been accelerated because of a default, then, in either case (any such event being herein referred to as a “Suspension Event”), no payment shall be made by the Company with respect to the principal of or interest on the Subordinated Note unless and until such default shall have been cured or waived in writing or shall have ceased to exist or such Senior and Subordinated Debt shall have been discharged or paid in full, after which the Company (subject to its right to defer the payment of interest as provided in Section 3.2) shall resume making any and all payments in respect of the Subordinated Note, including any payments that would have been required by this Agreement to be made by the Company, but for the provisions of this Section 5.2.

     In the event that, notwithstanding the foregoing, any payment shall be received by the holder of the Subordinated Note when such payment is prohibited by the preceding paragraph of this Section 5.2, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior and Subordinated Debt or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior and Subordinated Debt may have been issued, as their respective interests may appear, but only to the extent that the holders of the Senior and Subordinated Debt (or their representative or representatives or a trustee) notify such holder in writing within 90 days after such payment of the amounts then due and owing on the Senior and Subordinated Debt and only the amounts specified in such notice to such holder shall be paid to the holders of Senior and Subordinated Debt.
Section 5.3. Liquidation; Dissolution; Bankruptcy. Upon any payment by the Company or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior and Subordinated Debt of the Company shall first be paid in full, or payment thereof provided for in money in accordance with its terms, before any payment is made by the Company on account of the principal or interest on the Subordinated Note; and upon any such dissolution or winding-up or liquidation or reorganization, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, which the holder of the Subordinated Note would be entitled to receive from the Company, except for the provisions of this Article V, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by such holder if received by it, directly to the holders of Senior and Subordinated Debt of the Company (pro rata to such holders on the basis of the respective amounts of Senior and Subordinated Debt held by such holders, as calculated by the Company) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior and Subordinated Debt may have been issued, as their respective interests may appear, to the extent necessary to pay such Senior and Subordinated Debt in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of such Senior and Subordinated Debt, before any payment or distribution is made to the holder of the Subordinated Note.
     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by the holder of the Subordinated Note before all Senior and Subordinated Debt of the Company is paid in full, or provision is made for such payment in money in accordance with its terms, such payment or distribution shall, subject to Section 5.5, be held in trust for the benefit of and shall be paid over or delivered to the holders of such Senior and Subordinated Debt or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior and Subordinated Debt may have been issued, and their respective interests may appear, as calculated by the Company, for application to the payment of all Senior and Subordinated Debt of the Company, as the case may be, remaining unpaid to the extent necessary to pay such Senior and Subordinated Debt in full in money in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the benefit of the holders of such Senior and Subordinated Debt.
     For purposes of this Article V, the words “cash, property or securities” shall not be deemed to include equity securities of the Company as reorganized or readjusted, or securities of the

Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated in right of payment to all Debt of the Company issued to the holders of Senior and Subordinated Debt of the Company in the plan of reorganization or readjustment to substantially the same extent as, or to a greater extent than, the Subordinated Note is so subordinated as provided in this Article V. The consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Section 7.4 of this Agreement shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 5.03 if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Section 7.4 of this Agreement.
     Nothing in Section 5.2 or in this Section 5.3 shall apply to or limit claims of, or payments to, the Trustees or any other Person entitled to indemnification by the Company under or pursuant to Section 8.6 of the Trust Agreement.
Section 5.4. Subrogation. Subject to the payment in full of all Senior and Subordinated Debt of the Company, the rights of the holder of the Subordinated Note shall be subrogated to the rights of the holders of such Senior and Subordinated Debt to receive payments or distributions of cash, property or securities of the Company, as the case may be, applicable to such Senior and Subordinated Debt until the principal of and interest on the Subordinated Note shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of such Senior and Subordinated Debt of any cash, property or securities to which the holder of the Subordinated Note would be entitled except for the provisions of this Article V, and no payment over pursuant to the provisions of this Article V to or for the benefit of the holders of such Senior and Subordinated Debt by the holder of the Subordinated Note, shall, as between the Company, its creditors other than holders of Senior and Subordinated Debt of the Company, and the holder of the Subordinated Note, be deemed to be a payment by the Company to or on account of such Senior and Subordinated Debt. It is understood that the provisions of this Article V are and are intended solely for the purposes of defining the relative rights of the holder of the Subordinated Note, on the one hand, and the holders of such Senior and Subordinated Debt on the other hand.
     Nothing contained in this Article V or elsewhere in this Agreement or in the Subordinated Note is intended to or shall impair, as between the Company, its creditors other than the holders of Senior and Subordinated Debt of the Company, and the holder of the Subordinated Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder of the Subordinated Note the principal of and interest on the Subordinated Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of the Subordinated Note and creditors of the Company, other than the holders of Senior and Subordinated Debt of the Company, nor shall anything herein or therein prevent the holder of the Subordinated Note from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Article V of the Holders of such Senior and Subordinated Debt in respect of cash, property or securities of the Company, as the case may be, received upon the exercise of any such remedy.
     Upon any payment or distribution of assets of the Company referred to in this Article V, the holder of the Subordinated Note shall be entitled to rely conclusively upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, delivered to the holder of the Subordinated Note, for the purposes of ascertaining the Persons entitled to participate in such distribution, the holders of Senior and Subordinated Debt and other indebtedness of the Company, as the case may be, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article V.
Section 5.5. Notice by the Company. The Company shall give prompt written notice to a Responsible Officer of the Property Trustee and the holder of the Subordinated Note of any fact known to the Company that would prohibit the making of any payment of monies in respect of the Subordinated Note pursuant to the provisions of this Article V. Notwithstanding the provisions of this Article V or any other provision of this Agreement or the Trust Agreement, the holder of the Subordinated Note shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to such holder in respect of the Subordinated Note pursuant to the provisions of this Article V, unless and until the holder of the Subordinated Note shall have received written notice thereof from the Company or a holder or holders of Senior and Subordinated Debt or from any trustee therefor; and before the receipt of any such written notice, such holder shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Property Trustee shall not have received the notice provided for in this Section 5.5 at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of or interest on the Subordinated Note), then, anything herein contained to the contrary notwithstanding, the Property Trustee shall have full power and authority to receive such money and to make the corresponding Distribution pursuant to the Trust Agreement, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.
     The holder of the Subordinated Note, if acting in good faith, shall be entitled to rely conclusively on the delivery to it of a written notice by a Person representing himself to be a holder of Senior and Subordinated Debt of the Company (or a trustee on behalf of such holder), to establish that such notice has been given by a holder of such Senior and Subordinated Debt or a trustee on behalf of any such holder or holders. In the event that the holder of the Subordinated Note determines in good faith that further evidence is required with respect to the right of any Person as a holder of such Senior and Subordinated Debt to participate in any payment or distribution pursuant to this Article V, the holder of the Subordinated Note may request such Person to furnish evidence to the reasonable satisfaction of the holder of the Subordinated Note as to the amount of such Senior and Subordinated Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article V, and, if such evidence is not furnished, the holder of the Subordinated Note may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.
Section 5.6. Rights of the Property Trustee; Holders of Senior and Subordinated Debt. The Property Trustee in its individual capacity shall be entitled to all the rights set forth in this Article V in respect of any Senior and Subordinated Debt at any time held by it, to the same extent as any other holder of Senior and Subordinated Debt, and nothing in this Agreement shall deprive the Trustee of any of its rights as such holder.
     With respect to the holders of Senior and Subordinated Debt of the Company, the Property Trustee and each other holder of the Subordinated Note undertake to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article V, and no implied covenants or obligations with respect to the holders of such Senior and Subordinated Debt shall be read into this Agreement against the Property Trustee or any other holder of the Subordinated Note. The Property Trustee and each other holder of the Subordinated Note shall not be deemed to owe any fiduciary duty to the holders of such Senior and Subordinated Debt and, so long as it is acting in good faith, the Property Trustee or such other holder of the Subordinated Note shall not be liable to any holder of such Senior and Subordinated Debt if it shall receive or pay over or deliver to any other holders of Subordinated Note, the Company or any other Person money or assets to which any holder of such Senior and Subordinated Debt shall be entitled by virtue of this Article V or otherwise.
Section 5.7. Subordination May Not Be Impaired. No right of any present or future holder of any Senior and Subordinated Debt of the Company to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof that any such holder may have or otherwise be charged with.
     Without in any way limiting the generality of the foregoing paragraph, the holders of Senior and Subordinated Debt of the Company may, at any time and from time to time, without the consent of or notice to the Property Trustee or any other holder of the Subordinated Note, without incurring responsibility to the Property Trustee or to any other holder of the Subordinated Note and without impairing or releasing the subordination provided in this Article V or the obligations hereunder of the Property Trustee or any other holder of the Subordinated Note to the holders of such Senior and Subordinated Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior and Subordinated Debt, or otherwise amend or supplement in any manner such Senior and Subordinated Debt or any instrument evidencing the same or any agreement under which such Senior and Subordinated Debt is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior and Subordinated Debt; (iii) release any Person liable in any manner for the collection of such Senior and Subordinated Debt; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.
Article VI
Representations and Warranties
Section 6.1. Representations and Warranties. The Company represents and warrants to the Trust as follows:
     (a) Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified as a foreign corporation in each other jurisdiction where such qualification is necessary. The Company has all requisite power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact its business, to execute and deliver this Agreement, the Guarantee Agreement, the Trust Agreement, the Expense Agreement, the Subscription Agreement and the Subordinated Note and to perform its obligations under the provisions hereof and thereof.

     (b) Authorization, etc.
     (i) This Agreement has been duly authorized by the Company, and this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting enforcement of creditors’ rights generally.
     (ii) The Subordinated Note has been duly authorized by the Company and, when executed, issued and delivered in the manner provided for herein and sold to and paid for by the Trust, the Subordinated Note will constitute a valid and binding obligation of the Company and will be enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally.
     (c) Compliance With Laws, Other Instruments, etc. (i) The execution, delivery and performance by the Company of this Agreement, the Subscription Agreement, the Guarantee Agreement, the Trust Agreement, the Expense Agreement and the Subordinated Note will not (a) contravene, result in a breach of or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, bylaws or other constituent documents, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.
     (ii) Neither the Company nor any Subsidiary is in violation or breach of or default under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or bylaws or any other agreement or instrument to which it is bound or by which its properties are bound or affected, which violation, breach or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     (d) Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Guarantee Agreement, the Trust Agreement, the Subscription Agreement, the Expense Agreement or the Subordinated Note.
Article VII
Covenants
Section 7.1. Existence. (a) The Company will at all times preserve and keep in full force and effect the existence of the Trust as a statutory business trust under the laws of Delaware and qualify and maintain its qualification to do business and good standing in any jurisdiction where failure to do so would have a Material Adverse Effect. The Company will at all times preserve and keep in full force and effect all rights and franchises of the Trust, unless in the good faith judgment of the Trust, the termination of or failure to preserve and keep in full force and effect such right or franchise would not have a Material Adverse Effect. For so long as the Capital Securities remain outstanding, the Company will use its reasonable efforts (i) to cause the Trust to continue not to be treated as an association taxable as a corporation or a partnership for United States federal income tax purposes and (ii) to cause each Holder of Capital Securities to be treated as owning an individual beneficial interest in the Subordinated Note.
     (b) Except as otherwise permitted by Section 7.4, the Company will, and will cause each of its Subsidiaries to preserve and keep in full force and effect its corporate or other applicable organizational existence and all its rights and franchises, except in the case of such rights and franchises where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 7.2. Insurance. The Company will maintain and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective Property and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles and co-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
Section 7.3. Taxes, Claims for Labor and Materials, Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge (or cause to be paid and discharged) all taxes shown to be due and payable on such returns and all other taxes imposed on them or any of their properties, assets, income or franchises, to the extent such taxes have become due and payable and before they have become delinquent and all claims for labor, material, supplies or other claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such taxes or claims if (a) the amount, applica bility or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor on its books, to the extent required by GAAP, or (b) the nonpayment of such taxes and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company will comply and will cause each Subsidiary to comply with all laws and ordinances to which it is subject, including without limitation, and as applicable, the Occupational Safety and Health Act of 1970, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, unless the violation of such laws, ordinances, rules or regulations would not have a Material Adverse Effect.
Section 7.4. Limitation on Consolidations, Mergers, etc. The Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with or into any Person or convey, transfer or otherwise dispose of all or substantially all of its assets to any Person, except that:
     (a) The Company may merge or consolidate with or into any other Person or convey, transfer or otherwise dispose of all or substantially all of its assets to any other

Person; provided, that (i) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or other disposition all or substantially all of the assets of the Company, as the case may be, shall be a corporation organized and existing under the laws of a state of the United States or the United States; (ii) if the Company is not such successor or survivor, the successor, survivor or acquirer shall have expressly assumed all obligations of the Company under or with respect to the Loan, this Agreement, the Guarantee Agreement and any other agreement entered into in connection with the transactions contemplated hereby (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), and such Person shall have caused to be delivered to each Holder an opinion of independent counsel reasonably acceptable to the Required Holders, to the effect that all agreements and instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and (iii) no Default or Event of Default or Suspension Event shall exist, either prior to or immediately after giving effect to such merger, consolidation or asset conveyance, transfer or other disposition; and
     (b) any Subsidiary may merge with the Company or a Wholly Owned Subsidiary, or may convey, transfer or otherwise dispose of all or substantially all of its assets to the Company or to a Wholly Owned Subsidiary; provided, that no Default or Event of Default or Suspension Event shall exist.
Section 7.5. Limitation on Restricted Payments. The Company will not, and will not permit any Subsidiary to, directly or indirectly, declare, make or incur any liability or obligation to make any Restricted Payment if (i) a Default or Event of Default or Suspension Event has occurred and is continuing or if a Default or Event of Default or Suspension Event would result therefrom, (ii) the Company has deferred the payment of interest on the Loan pursuant to Section 3.02 and any Deferred Amount or interest thereon remains unpaid, or (iii) the Company is for any reason unwilling or unable to make a payment or payments under the Guarantee Agreement.
Section 7.6. Capital Adequacy. The Company will comply, and will cause each of its Subsidiaries to comply, with all applicable capital adequacy, minimum capital and similar requirements or guidelines (whether or not having the force of law) of the Federal Reserve, the Office of the Comptroller of the Company, the Federal Deposit Insurance Corporation and relevant state banking authorities.
Section 7.7. Ownership of the Trust. The Company agrees that it shall maintain legal and beneficial ownership of 100% of the Common Securities, free and clear of any Lien, provided, however, that any successor of the Company permitted pursuant to Section 7.4 may succeed to the Company’s ownership of the Common Securities.
Section 7.8. Financial and Business Information. The Company shall deliver in duplicate to each Holder of Capital Securities:
     (a) Quarterly Statements of the Company. As soon as practicable and in any event within 50 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, unaudited consolidated (and consolidating, if requested by such Holder) statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and an unaudited consolidated (and consolidating, if requested by such Holder) balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in form to the Required Holders and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments;
     (b) Annual Statements of the Company. As soon as practicable and in any event within 105 days after the end of each fiscal year, consolidated (and consolidating, if requested by such Holder) statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such year, and a consolidated (and consolidating, if requested by such Holder) balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holders and, as to the consolidated statements, reported on by independent public accountants of recognized standing reasonably acceptable to the Required Holders and selected by the Company, whose report shall be without limitation as to the scope of the audit and satisfactory in substance to such Required Holders and certified (in the case of any such coordinating financial statements) by an authorized financial officer of the Company;
     (c) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by either Trust or the Company to securities holders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Trust, the Company or any of its Subsidiaries with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Trust, the Company or any of its Subsidiaries is a party, issued by any Governmental Authority;
     (d) Reports of Auditors. Promptly upon receipt thereof, a copy of each other report submitted to the Company or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit or review made by them of the books of the Company or any of its Subsidiaries;
     (e) Requested Information. With reasonable promptness, such other data and information as any such Institutional Investor may reasonably request, including, without limitation, to the extent that the same may be provided to such Holder under applicable law, call reports and statements of condition with respect to the Company or any of its Subsidiaries;
     (f) Officer’s Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and the Subscription Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Section 7.5 of this Agreement, at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer’s knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or

Event of Default or Suspension Event and, if any such condition or event existed during such period or then exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company has taken, is taking and proposes to take with respect thereto;
     (g) Accountants’ Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further, whether in making their audit, such accountants have become aware of any Default or Event of Default or Suspension Event insofar as the terms or provisions of this Agreement pertain to or involve accounting matters or determinations, and if any such condition or event existed or then exists, specifying the nature and period of existence thereof;
     (h) Notice of Default or Event of Default or Suspension Event. Immediately upon (and in any event within three Business Days after) any Responsible Officer’s becoming aware of the existence of any condition or event which constitutes any Default or Event of Default or Suspension Event, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto; and
     (i) Notice of Claimed Default. Immediately upon (and in any event within three Business Days after) any Responsible Officer’s becoming aware that the holder or holders of any evidences of Debt of the Company and/or one or more Subsidiaries aggregating $1,000,000 or more has or have given notice or taken any other action with respect to a claimed default, a written notice specifying the notice given or action taken by such holder or holders and the nature of the claimed default, and what action the Company is taking or proposes to take with respect thereto.
Section 7.9. Limitation on Certain Restrictive Agreements. The Company will not, and will not permit any Subsidiary to, enter into or suffer to exist any contractual obligation in connection with any Debt which obligation in any way restricts the ability of any Subsidiary (a) to make any dividends, distributions or other payments, including, without limitation, repayments of loans and advances to the Subsidiary or Subsidiaries that own the Capital Stock of such Subsidiary or (b) to transfer any of its Property to the Company or to such Subsidiary or Subsidiaries.
Article VIII
Events of Default
Section 8.1. Events of Default. An “Event of Default” shall exist if one or more of the following events shall occur and be continuing:
     (a) default in the payment of interest on the Loan for more than three Business Days after the same has become due; provided, however, that a timely deferral of any interest payment by the Company pursuant to Section 3.02 shall not constitute a default in the payment of interest; or
     (b) default in the payment of principal on the Loan when due; or

     (c) any Company Bankruptcy Event, any Significant Bank Subsidiary Bankruptcy Event or any Trust Bankruptcy Event; or
     (d) the making of any distributions, redemptions, purchases, acquisitions or payments in violation of the provisions of Section 7.5; or
     (e) the breach by the Company of any other covenant or obligation contained herein and such breach continues for 30 days after any Responsible Officer obtains actual knowledge thereof; or
     (f) any representation or warranty made by the Company herein, in the Trust Agreement or the Subscription Agreement by the Trust in the Subscription Agreement, in Section 7.1 of the Trust Agreement or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement, the Subscription Agreement or the Trust Agreement shall be false or misleading in any material respect on the date as of which made.
Section 8.2. Acceleration. (a) If an Event of Default described in clause (c) of Section 8.1 has occurred with respect to the Company or the Trust, the Loan shall automatically become immediately due and payable.
     (b) If an Event of Default described in clause (a), (b) or (d), of Section 8.1 has occurred and is continuing, the Trust may at any time, subject to the rights of the Holders under the Trust Agreement, declare the Loan to be immediately due and payable.
     Upon the Loan becoming due and payable under this Section 8.2, whether automatically or by declaration, the Loan will forthwith mature and the entire unpaid principal amount of the Loan, plus all accrued and unpaid interest thereon, shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.
Section 8.3. Other Remedies. (a) If any Default or Event of Default has occurred and is continuing, and irrespective of whether the Loan has become or has been or may be declared immediately due and payable under Section 8.2, the Trust may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law or otherwise.
     (b) The Company expressly acknowledges that under the terms of the Trust Agreement and the Capital Securities the Holders of the outstanding Capital Securities shall have the rights and powers described in the Trust Agreement, including the right to instruct the Trust to accelerate the principal amount of the Loan and to enforce the Trust’s other rights under this Agreement.
Section 8.4. No Waivers or Election of Remedies, etc. No course of dealing and no delay on the part of the Trust or any Holder of any Capital Security in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the Trust or such Holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by the Trust Agreement upon the Trust or any such Holder shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.
Article IX
Miscellaneous
Section 9.1. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service, charges prepaid), telex or by a recognized overnight delivery service (charges prepaid), addressed as follows (and if so given, shall be deemed given when sent or upon receipt of an answer-back, if sent by telex):
If to the Company or the Trust:
MetroCorp Capital Trust I
1523 8th Street
East Moline, Illinois 61244
Facsimile No.: (390) 752-9232
Attention: General Counsel
If to the Property Trustee:
Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001
Facsimile No.: (302) 651-8882
Attention: Corporate Trust Administration — MetroCorp Capital Trust I
Section 9.2. Binding Effect. The Company may not assign its rights or obligations under this Agreement. The Trust may not assign any of its rights hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and the Trust and their respective successors by any permitted merger or consolidation or otherwise by operation of law. Any assignment by the Company or the Trust in contravention of this Section will be void.
Section 9.3. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT (TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW) TO ITS PRINCIPLES OF CONFLICTS OF LAW.
Section 9.4. Counterparts. This Agreement may be executed in counterparts. Any single counterpart or set of counterparts signed, in either case, by the parties hereto shall constitute a full and original agreement for all purposes.
Section 9.5. Amendments and Waivers. This Agreement, the Subordinated Note and the Expense Agreement, may be amended or compliance herewith or therewith may be waived by an instrument in writing signed by both parties; provided, however, that, so long as any of the Capital Securities remain outstanding, no such amendment or waiver shall be made, no termination of this Agreement, the Expense Agreement or the Subordinated Note shall occur, and no Default, Event of Default or compliance with any covenant under this Agreement, or the Expense Agreement, may be waived by the Trust, without the prior approval of the Required Holders, in writing or at a duly constituted meeting of such Holders, unless and until the Loan and all accrued and unpaid interest thereon shall have been paid in full; provided, further, that no such amendment or waiver shall (i) change the maturity of the Loan, reduce the principal amount thereof, reduce or extend the time of payment of interest thereon or amend or waive the provisions of Sections 7.8, 8.1 or 8.2, without the prior approval of each of the Holders of the Capital Securities then outstanding or (ii) reduce any percentage in Liquidation Preference of the Capital Securities, the Holders of which are required to consent to such amendment or waiver, without the prior written approval of each of the Holders of the Capital Securities then outstanding or (iii) amend this Agreement in connection with a distribution of Subordinated Notes pursuant to Section 9.2(b) of the Trust Agreement without the prior approval of each of the Holders of the Capital Securities then outstanding.
[SIGNATURE PAGE FOLLOWS]

     In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

Metrocorp, inc.

By:	/s/ Gary D. Andersen

Name: Gary D. Andersen
Title: President

Metrocorp capital trust i

By:	/s/ Gary D. Andersen

Name: Gary D. Andersen
Title: Administrator

By:	/s/ Julius J. Van Paemel

Name: Julius J. Van Paemel
Title: Administrator

MetroCorp, Inc.
a Delaware corporation (the “Company”)

Subordinated Promissory Note	EXHIBIT A

U.S. $10,309,278	Dated: November 1, 2001
     For Value Received, the undersigned, MetroCorp, Inc., a Delaware corporation (“the Company”), hereby promises to pay to MetroCorp Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the “Trust”), or its registered assigns the principal sum of Ten Million Three Hundred Nine Thousand Two Hundred Seventy Eight Dollars and no/100 United States Dollars ($10,309,278) on November 1, 2031. The interest rate herein shall be as determined in Section 3.1 of the Subordinated Loan Agreement. The loan evidenced hereby (the “Loan”) is subject to certain rights of voluntary prepayment as specified in the Subordinated Loan Agreement.
     The Company promises to pay interest on the unpaid principal amount of the Loan from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Subordinated Loan Agreement.
     This Subordinated Promissory Note is the Subordinated Note referred to in, and is entitled to the benefits of, the Subordinated Loan Agreement dated as of even date herewith (said Subordinated Loan Agreement, as it may be amended or otherwise modified from time to time, the “Subordinated Loan Agreement”), between the Company and the Trust. The Subordinated Loan Agreement, among other things, (i) provides for the Loan to the Trust in the amount evidenced by this Subordinated Note, (ii) contains provisions for acceleration of the maturity of the unpaid principal amount of this Subordinated Note upon the occurrence of certain stated events and otherwise upon the terms and conditions therein specified and (iii) contains provisions regarding the subordination of the Loan to Senior and Subordinated Debt (as defined in the Subordinated Loan Agreement) of the Company.
     Demand, presentment, protest and notice of non-payment and protest are hereby waived by the Company.
     This Subordinated Note shall be governed by, and construed and interpreted in accordance with, the laws of the state of Illinois without giving effect (to the maximum extent permitted by applicable law) to its principles of conflicts of law.

METROCORP, INC.

By:

Name: Gary D. Andersen
Title: President